AGS REPORTS FIRST QUARTER 2019 RESULTS

•	First Quarter Revenue of $73.0 Million Grew 13% Year-Over-Year

•	Record Quarterly Recurring Revenue of $52.9 Million Grew 7% Year-Over-Year

•	First Quarter Net Loss Attributable to PlayAGS, Inc. of $0.1 Million Improved Year-Over-Year from a Net Loss of $9.5 Million

•	First Quarter Adjusted EBITDA (non-GAAP) of $36.3 Million Grew 5% Year-Over-Year

•	EGM Units Sold of 1,024 Grew 22% Year-Over-Year

LAS VEGAS, May 8, 2019 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its first quarter ended March 31, 2019.

“I’m pleased to report another solid quarter of growth for AGS, with total revenue of $73 million up 13% year-over-year, driven by double-digit gains in EGMs and Tables,” said Chief Executive Officer David Lopez.  “Sold EGM units grew 22% year-over-year and our Tables Products segment reported its strongest quarter to date, driven by our award-winning progressive platforms.  Our EGM recurring revenue installed base grew 14% year-over-year to 27,308 units, driven by the inclusion of 2,500 EGMs from the Integrity acquisition which we closed in February of this year.  With numerous levers to build momentum - including strategic investments in R&D to continue building a strong, diversified and expanded product portfolio, as well as many new and underpenetrated domestic and international markets - AGS is well-positioned for continued long-term, meaningful growth."

Summary of the quarter ended March 31, 2019 and 2018
(In thousands, except per-share data)
Insert Title Here

	Three Months Ended March 31,
	2019	2018	% Change
Revenues
EGM	69,655	61,258	13.7%
Table Products	2,156	1,670	29.1%
Interactive	1,231	1,928	(36.2)%
Total revenues	73,042	64,856	12.6%
Operating income	8,348	2,238	273.0%
Net loss Attributable to PlayAGS, Inc.	(82)	(9,538)	(99.1)%
Loss per share	—	(0.30)	(100.0)%

Adjusted EBITDA
EGM	36,722	34,304	7.0%
Table Products	478	186	157.0%
Interactive	(935)	9	N/A
Total Adjusted EBITDA(1)	36,265	34,499	5.1%
Total Adjusted EBITDA margin(1)	49.6%	53.2%	(360) bps(2)
First Quarter 2019 Financial Highlights

•
Total revenue increased 13% to $73.0 million, driven by continued growth in our EGM segment, primarily sold units in early-entry markets such as Michigan, Saskatchewan, Pennsylvania and Massachusetts, as well as continued penetration into ramping markets such as Florida and California in addition to the contribution of leased EGMs acquired from Integrity Gaming Corp. (“Integrity”) in February 2019.

•	EGM equipment sales revenue increased 33% to $20.2 million, driven by the sale of 1,024 units, of which nearly 55% were sold into early-entry markets.

•
Record gaming operations revenue, or recurring revenue, grew to $52.9 million, or 7% year-over-year, driven by the acquisition of Integrity, growth and performance of our international installed base, and an increase in Table Products revenue.

•	Net loss attributable to PlayAGS, Inc. of $0.1 million improved year-over-year from a net loss of $9.5 million.

•
Total Adjusted EBITDA (non-GAAP)(1) increased to $36.3 million, or 5%, driven by the increase in revenue, offset by increased adjusted operating expenses, primarily due to headcount related costs in SG&A and R&D as well as an additional $1.0 million of operating costs from iGaming.

•
Total Adjusted EBITDA margin (non-GAAP)(1) decreased to 50% in the first quarter of 2019 compared to 53% in the prior year driven by several factors, including increased headcount related costs in SG&A and R&D, operating costs from iGaming, as well as the increased proportion of equipment sales as part of total revenues. The prior year also included a favorable state and local tax benefit of $0.9 million.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.
(2) Basis points

EGM

Three Months Ended March 31, 2019 compared to Three Months Ended March 31, 2018

(Amounts in thousands, except unit data)	Three months ended March 31,
	2019	2018	$ Change	% Change
EGM segment revenues:
Gaming operations	$49,500	$46,042	$3,458	7.5%
Equipment sales	20,155	15,216	4,939	32.5%
Total EGM revenues	$69,655	$61,258	$8,397	13.7%

EGM Adjusted EBITDA	$36,722	$34,304	$2,418	7.0%

EGM unit information:
VLT	667	1,217	(550)	(45.2)%
Class II	12,191	12,254	(63)	(0.5)%
Class III	5,940	3,082	2,858	92.7%
Domestic installed base, end of period	18,798	16,553	2,245	13.6%
International base, end of period	8,510	7,480	1,030	13.8%
Total installed base, end of period	27,308	24,033	3,275	13.6%

Domestic revenue per day	$26.42	$26.72	$(0.30)	(1.1)%
International revenue per day	$8.68	$8.27	$0.41	5.0%
Total revenue per day	$20.73	$20.94	$(0.21)	(1.0)%

EGM units sold	1,024	838	$186	22.2%
Average sales price	$18,738	$17,758	$980	5.5%

EGM Highlights

•	EGM sold units increased 22% to 1,024 compared to 838 in the prior year led by sales of the Orion Portrait and Orion Slant cabinets in early-entry markets and increased sales to corporate customers.

•
The average sales price ("ASP") for EGMs increased by nearly $1,000 year-over-year to $18,738 driven by sales of our premium-priced Orion Portrait cabinet and our core-plus cabinet, Orion Slant, which, when combined, accounted for over 85% of sales in the period.

•
Domestic EGM installed base grew by 2,245 units year-over-year, and over 2,500 units sequentially driven by the acquisition of 2,500 EGMs from Integrity in February 2019. The prior year included the voluntary removal of approximately 500 EGMs at one customer in Texas as well as 420 VLT units that were purchased in an end of lease buyout by a customer in 2018 and an additional 130 VLT units in 2019.(3)

•
Domestic EGM revenue per day ("RPD") decreased slightly to $26.42 compared to $26.72 in the prior year period due to adverse weather conditions and the inclusion of EGMs from Integrity. We estimate adverse weather conditions in the first quarter negatively impacted RPD by approximately 2% - 4%, or $1.0 million to $2.0 million of EGM gaming operations revenue. When normalized for the impact of EGMs purchased from Integrity, we estimate that domestic RPD was $27.51, up 3% compared to the prior-year-period, driven by our new product offerings and the ongoing optimization of our installed base.

•	International gaming operations revenue increased 19% year-over-year due to the addition of more than 1,000 incremental units.

•
International RPD for the first quarter increased by $0.41, or 5.0% compared to the first quarter of 2018, driven by the optimization of our installed base.  On a constant currency basis, RPD in Mexico increased nearly 7% year-over-year.

•	Our Orion Portrait footprint(4) increased to over 5,900 units, up 125% year-over-year and accounted for 65% of sales in the quarter.

•
Our new Orion Slant footprint(4) increased to over 1,930 units, up 27% sequentially, and accounted for 21% of sales in the quarter with initial placements in several early-entry markets such as California and Washington driven by strong performance of our Fa Cai Shu family of games.

•	Our ICON cabinet footprint(4) increased by 977 units year-over-year and over 400 units sequentially to over 7,860 units, with 686 ICON units in Mexico as of the first quarter.

(3) The VLT units were not counted in our sold unit count either period.
(4) Footprint includes sold and leased units.

Table Products

Three Months Ended March 31, 2019 compared to Three Months Ended March 31, 2018

(Amounts in thousands, except unit data)	Three Months Ended March 31,
	2019	2018	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,130	$1,662	$468	28.2%
Equipment sales	26	8	18	225.0%
Total Table Products revenues	$2,156	$1,670	$486	29.1%

Table Products Adjusted EBITDA	$478	$186	$292	157.0%

Table Products unit information:
Table Products installed base, end of period	3,285	2,631	654	24.9%
Average monthly lease price	$217	$220	(3)	(1.4)%

Table Products Highlights

•
Revenue increased $0.5 million, or 29%, due to an increase of 654 units year-over-year and over 120 units sequentially, driven by growth of our Super 4 Progressive Blackjack and Buster Blackjack side bet.

•	Our installed base of table game progressives reached nearly 1,100, with nearly 100 placed during the quarter.

•	Converted over 200 competitor progressives to our own STAX™ progressives in the quarter driving Adjusted EBITDA increases.

•	Momentum and demand for our new Dex S card shuffler continues to grow with 45 shufflers installed in several markets across the U.S.

•	Sixth consecutive quarter of positive Adjusted EBITDA for the Table Products segment.

Interactive

Three Months Ended March 31, 2019 compared to Three Months Ended March 31, 2018

(Amounts in thousands, except unit data)	Three months ended March 31,
	2019	2018	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$958	$1,928	$(970)	(50.3)%
Real Money Gaming revenue	273	—	273	100.0%
Total Interactive revenue	$1,231	$1,928	$(697)	(36.2)%
Interactive Adjusted EBITDA	$(935)	$9	$(944)	N/A

Interactive Highlights

•	Interactive revenue decreased $0.7 million due to a decrease in social gaming revenues as a result of strategically optimizing our user acquisition costs.

•	We generated $0.3 million in revenue from iGaming.

•	The decrease in Interactive Adjusted EBITDA is related to $1.0 million of operating costs from iGaming.

•
Launched our proven land-based EGM content in the quarter in Europe and the UK, including Golden Wins, Jade Wins and Longhorn Jackpots which are currently some of our highest-performing games on the iGaming platform.

Operating Expenses

SG&A expenses decreased $1.9 million in the first quarter of 2019 primarily due to a decrease of $5.7 million non-cash stock-based compensation expense (the prior year period included an initial charge of $6.2 million recorded in connection with the IPO), offset by an increase in headcount related costs of $1.6 million, $1.7 million in professional fees related to acquisition and integration costs, and costs related to secondary equity offerings. The prior year included a state and local tax benefit of $0.9 million.

R&D expenses decreased $0.5 million to $8.1 million in the first quarter of 2019 due to a decrease of $1.3 million non-cash stock-based compensation expense (the prior year period included an initial charge of $1.6 million recorded in connection with the IPO) and $0.5 million related to the timing of software testing and product approval costs. These decreases were offset by an increase in headcount related costs of $0.8 million driven partially by our new design studio in Sydney, Australia.

Balance Sheet Review

As of March 31, 2019, we had $10.4 million in cash and cash equivalents compared to $70.7 million at December 31, 2018. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of March 31, 2019, was approximately $527.2 million compared to $468.1 million at December 31, 2018. In the first quarter, net debt increased by over $59.1 primarily driven by the acquisition of Integrity as well as increased capital expenditures. Our Adjusted Total Net Debt Leverage Ratio increased from 3.4 times at December 31, 2018, to 3.6 times at March 31, 2019, see Total Net Debt Leverage Ratio Reconciliation below.(5) Capital expenditures increased $4.0 million to $19.0 million in the first quarter, compared to $15.0 million in the prior year period due to new domestic and international recurring EGM units placed on lease, optimization of our EGM installed base, an increase in recurring table game progressive units.

2019 Outlook

Based on our year to date progress, we continue to expect to generate total adjusted EBITDA of $160 - $164 million in 2019, representing growth of approximately 17% - 20% compared to the prior year period. We also continue to expect 2019 capital expenditures to be in the range of $64 - $69 million, compared to $66.6 million in 2018, reflecting an expectation for a continued increase in our installed base in both existing and new markets as well as our ongoing yield optimization initiative, including units recently purchased from Integrity.

Recent Developments

Acquisition of Integrity Gaming Corp.

On February 8, 2019, we completed the acquisition of Integrity, a regional slot route operator with approximately 2,500 recurring revenue gaming machines in operation across over 33 casinos in Oklahoma and Texas. The acquisition was funded with cash on the balance sheet and funds from incremental $30.0 million term loans incurred on October 5, 2018.

Entry into Philippines

We recently completed the necessary regulatory requirements in the Philippines and initial units of our Alora video bingo cabinet are now live.

Conference Call and Webcast

Today, at 5:00 p.m. EDT, AGS leadership will host a conference call to present the first quarter 2019 results. Listeners may access a live webcast of the conference call along with accompanying slides at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the US/Canada toll-free dial-in number is +1 (844) 746-0637 and the dial-in number for participants outside the US/Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q1 2019 Earnings Call”.

(5) Total Adjusted EBITDA and total net debt leverage ratio are a non-GAAP measures, see non-GAAP reconciliation below.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Media & Investor Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations
jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations
skopjo@playags.com

©2019 PlayAGS, Inc. All® notices signify marks registered in the United States.  All ™ and ℠ notices signify unregistered trademarks. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2019. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$10,369	$70,726
Restricted cash	20	78
Accounts receivable, net of allowance of $833 and $855 respectively	50,363	44,704
Inventories	28,440	27,438
Prepaid expenses	5,238	3,566
Deposits and other	3,946	4,231
Total current assets	98,376	150,743
Property and equipment, net	107,677	91,547
Goodwill	288,787	277,263
Intangible assets	250,663	196,898
Deferred tax asset	2,356	2,544
Operating leases	9,715	—
Other assets	7,182	12,347
Total assets	$764,756	$731,342

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,080	$14,821
Accrued liabilities	27,459	26,659
Current maturities of long-term debt	5,956	5,959
Total current liabilities	51,495	47,439
Long-term debt	521,200	521,924
Deferred tax liability - noncurrent	969	1,443
Other long-term liabilities	42,939	24,732
Operating lease liability, long-term	9,930	—
Total liabilities	626,533	595,538
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at March 31, 2019 and at December 31, 2018; and 35,410,917 and 35,353,269 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively.	354	353
Additional paid-in capital	363,379	361,628
Accumulated deficit	(222,485)	(222,403)
Accumulated other comprehensive (loss) income	(3,132)	(3,774)
Non-controlling interest	107	—
Total stockholders’ equity (deficit)	138,223	135,804
Total liabilities and stockholders’ equity	$764,756	$731,342

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(amounts in thousands, except per share data)

	Three months ended March 31,
	2019	2018
Revenues
Gaming operations	$52,861	$49,632
Equipment sales	20,181	15,224
Total revenues	73,042	64,856
Operating expenses
Cost of gaming operations(6)	9,619	8,858
Cost of equipment sales(6)	9,524	7,399
Selling, general and administrative	14,877	16,777
Research and development	8,125	8,625
Write-downs and other charges	1,016	1,610
Depreciation and amortization	21,533	19,349
Total operating expenses	64,694	62,618
Income from operations	8,348	2,238
Other (income) expense
Interest expense	8,874	10,424
Interest income	(39)	(52)
Loss on extinguishment and modification of debt	—	4,608
Other (income) expense	5,260	9,232
Loss before income taxes	(5,747)	(21,974)
Income tax benefit (expense)	5,758	12,436
Net income (loss)	11	(9,538)
Less: Net income attributable to non-controlling interests	(93)	—
Net loss attributable to PlayAGS, Inc.	(82)	(9,538)
Foreign currency translation adjustment	642	2,937
Total comprehensive income (loss)	$560	$(6,601)

Basic and diluted loss per common share:
Basic	—	(0.30)
Diluted	—	(0.30)
Weighted average common shares outstanding:
Basic	35,371	31,735
Diluted	35,371	31,735
(6) Exclusive of depreciation and amortization.

PLAYAGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Three months ended March 31,
	2019	2018
Cash flows from operating activities
Net income (loss)	$11	$(9,538)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,533	19,349
Accretion of contract rights under development agreements and placement fees	1,271	1,084
Amortization of deferred loan costs and discount	468	451
Payment-in-kind interest payments	—	(37,624)
Write-off of deferred loan cost and discount	—	3,410
Stock-based compensation expense	1,196	8,153
Provision (benefit) for bad debts	52	(142)
Loss on disposition of assets	266	340
Impairment of assets	350	570
Fair value adjustment of contingent consideration	400	700
(Benefit) provision for deferred income tax	(298)	(3,551)
Changes in assets and liabilities that relate to operations:
Accounts receivable	(4,155)	(4,820)
Inventories	522	(2,462)
Prepaid expenses	(1,554)	(1,826)
Deposits and other	318	118
Other assets, non-current	5,268	11,618
Accounts payable and accrued liabilities	(13,993)	(18,646)
Net cash provided by (used in) operating activities	11,655	(32,816)
Cash flows from investing activities
Business acquisitions, net of cash acquired	(50,779)	—
Purchase of intangible assets	(1,231)	(568)
Software development and other expenditures	(2,669)	(2,490)
Proceeds from disposition of assets	109	21
Purchases of property and equipment	(15,105)	(11,931)
Net cash (used in) investing activities	(69,675)	(14,968)
Cash flows from financing activities
Repayment of PIK notes	—	(115,000)
Repayment of senior secured credit facilities	(1,347)	(1,288)
Payment of financed placement fee obligations	(971)	(879)
Payments on contingent consideration	(157)	—
Payments on equipment long-term note payable and capital leases	(417)	(678)
Proceeds from issuance of common stock	—	176,341
Initial public offering cost	—	(4,160)
Proceeds from stock option exercise	556	—
Distributions to non-controlling interest owners	(57)	—
Net cash (used in) provided by financing activities	(2,393)	54,336
Effect of exchange rates on cash and cash equivalents	(2)	5
(Decrease) increase in cash and cash equivalents	(60,415)	6,557
Cash, cash equivalents and restricted cash, beginning of period	70,804	19,342
Cash, cash equivalents and restricted cash, end of period	$10,389	$25,899

Non-cash investing and financing activities:
Intangible assets obtained under placement fee arrangements	$33,129	$—
Leased assets obtained in exchange for new finance lease liabilities	$494	$—
Leased assets obtained in exchange for new operating lease liabilities	$10,102	$—

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP, and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three months ending March 31,
	2019	2018
Net loss attributable to PlayAGS, Inc.	$(82)	$(9,538)
Income tax (benefit) expense	(5,758)	(12,436)
Depreciation and amortization	21,533	19,349
Other expense (income)	5,260	9,232
Interest income	(39)	(52)
Interest expense	8,874	10,424
Write-downs and other(7)	1,016	1,610
Loss on extinguishment and modification of debt(8)	—	4,608
Other adjustments(9)	277	396
Other non-cash charges(10)	1,919	1,574
Acquisition and integration related costs(11)	2,069	1,179
Non-cash stock compensation	1,196	8,153
Adjusted EBITDA	$36,265	$34,499

(Amounts in thousands, except Adjusted EBITDA margin)	Three months ending March 31,
	2019	2018
Total revenues	$73,042	$64,856
Adjusted EBITDA	$36,265	$34,499
Adjusted EBITDA margin	49.6%	53.2%

(7) Write-downs and other includes items related to loss on disposal or impairment of long lived assets (including impairments of goodwill), fair value adjustments to contingent consideration and acquisition costs.
(8) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off.
(9) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating.
(10) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements.
(11) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket and Integrity, to integrate operations.

Total Net Debt Leverage Ratio Reconciliation
The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	March 31,	December 31,
	2019	2018
Total debt	$537,604	$538,799
Less: Cash and cash equivalents	10,369	70,726
Total net debt	$527,235	$468,073
LTM Adjusted EBITDA	$137,972	$136,206
Total net debt leverage ratio	3.8	3.4

Integrity LTM Adjusted EBITDA(12)	$7,700	$—
Post-Integrity LTM Adjusted EBITDA	$145,672	$136,206
Adjusted total net debt leverage ratio	3.6	3.4
(12) Represents Integrity's 2017 Adjusted EBITDA, which we believe is indicative of Integrity’s performance in subsequent periods, adjusted for the time period for which Integrity’s financial measures are included in AGS’s results.

Free Cash Flow
This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures and payments of in-kind interest related to the redemption of our HoldCo PIK notes. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(amounts in thousands)	Three months ended March 31, 2019
Net cash provided by operating activities	$11,655
Purchase of intangible assets	(1,231)
Software development and other expenditures	(2,669)
Purchases of property and equipment	(15,105)
Free Cash Flow	$(7,350)

(amounts in thousands)	Three months ended March 31, 2018
Net cash provided by operating activities	$(32,816)
Purchase of intangible assets	(568)
Software development and other expenditures	(2,490)
Purchases of property and equipment	(11,931)
Payments-in-kind interest payments	37,624
Free Cash Flow	$(10,181)